MINUTES OF THE BOARD OF DIRECTORS OF

BRAZOS INTERNATIONAL EXPLORATION, INC.

At a telephone meeting of the Board of Directors on May 5, 2010, notice being waived and both directors present, the following resolution was put forth.

RESOLVED: that the resignation of Mr. David Keating as a director and officers be accepted and with appreciation for his service to the corporation.

Resolution passed.

RESOLVED: that Samuel G. Weiss be appointed to the Board of Directors to serve until the next meeting of shareholders enabled to elect directors; and that Mr. Weiss be appointed to fill all of the executive positions vacated by Mr. Keating.

Resolution passed.

There being no further business, the meeting was adjourned.

s/s Mathew Elsner

     Mathew Elsner, Secretary